Exhibit 10.1
EXECUTION VERSION
Date: April 3, 2026
Name: Harmit Singh
Transition, Separation and Release of Claims Agreement
This Transition, Separation and Release of Claims Agreement (this “Agreement”) is entered into by and between Levi Strauss & Co. (“LS&Co.” or the “Company”) and Harmit Singh (the “Executive”) (together, the “Parties”).
WHEREAS, the Parties previously entered into an Employment Offer Letter dated December 10, 2012 (the “Offer Letter”) pursuant to which the Company agreed to employ the Executive as the Company’s Executive Vice President & Chief Financial Officer, as later promoted to Executive Vice President and Chief Financial and Growth Officer (the “Prior Position”), and the Executive accepted such employment;
WHEREAS, the Parties desire to enter into this Agreement to document the terms and conditions of the Executive’s transition from the Prior Position to the role of Special Advisor (the “Special Advisor”), effective as of the end of business on the first to occur of (a) the date on which an individual, other than the Executive, commences in the role of Chief Financial Officer of the Company and (b) November 30, 2026 (the “Transition Date”);
WHEREAS, the Parties intend that the Executive’s transition from the Prior Position to the role of Special Advisor, and the Executive’s ultimate retirement from the Company following the conclusion of the Term (as defined below) pursuant to the terms hereof, shall constitute a termination by the Company without Cause (as defined in the Levi Strauss & Co. Senior Executive Severance Plan, as amended and restated effective January 1, 2025 (the “Plan”)) under the Plan and the Offer Letter, entitling, among other things, the Executive to the benefits and consideration under the Plan and Offer Letter as set forth herein;
WHEREAS, effective as of the Transition Date, this Agreement (including all separate plans, programs, policies, agreements and arrangements referenced herein) will supersede the Offer Letter and the Plan in their entirety and the Offer Letter and the Plan shall be of no further force or effect.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.Term of Employment. With effect as of the Transition Date, the Executive will serve as an employee of the Company in the position of Special Advisor for the period commencing on the Transition Date and ending on the earlier of (a) the termination of the Executive’s employment pursuant to Section 5 hereof and (b) November 30, 2026 (the “Separation Date,” and such period, the “Term”). Effective as of the Transition Date, this Agreement (including all separate plans, programs, policies, agreements and arrangements referenced herein) supersedes the Offer Letter and the Plan.
2.Position.
a.Effective as of the Transition Date, the Executive shall cease services as the Prior Position and shall commence serving solely as Special Advisor to the Company. During the

Term, the Executive shall report to the Chief Executive Officer of the Company. As the Special Advisor, the Executive shall have such duties as shall be reasonably determined from time to time by the Company, including, as requested by the Company, (i) supporting the transition of the responsibilities of the Prior Position and (ii) such other advisory and transition-related services as may reasonably be requested by the Company. During the Term, the Executive shall devote such sufficient time as is necessary to perform the duties hereunder, but shall not be required to sign any of the Company’s filings with the United States Securities and Exchange Commission.
b.The Parties intend that, during the Term, the Executive shall continue to provide bona fide services to the Company as an employee and shall not incur a “separation from service” within the meaning of Section 409A of the Code (as defined in Section 19 below) or Section 1.39 of the Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors (the “DCP”) prior to the Separation Date.
c.Effective as of the Transition Date, the Executive shall resign, and shall be deemed to have resigned, from any officer, director and other positions he then holds with the Company and its affiliates, except for the Special Advisor role, and shall not be an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
3.Compensation During the Term. For the period commencing on the Transition Date and ending on the Separation Date, the Company shall continue to pay the Executive his current base salary as of the Transition Date (the “Advisory Fee”). Any payments payable pursuant hereto shall be payable in regular installments in accordance with the Company’s usual payroll practices and shall be subject to any required withholdings and deductions. The Executive will remain eligible to earn an annual incentive award under the Levi Strauss & Co. Annual Incentive Plan (the “AIP”) for the Company’s fiscal year 2026, without proration, and subject to the terms and conditions of such plan applicable to such fiscal year; provided, however, that for all purposes Executive shall be deemed to be employed on the payment date and otherwise meet all eligibility requirements under the AIP, and for purposes of any individual performance conditions applicable to the Executive under the AIP for fiscal year 2026, the Executive shall be deemed to have achieved such individual performance conditions at 100% of target. The Executive shall not be eligible for any annual incentive award in respect of fiscal year 2027 or any later fiscal year, nor shall the Executive be eligible to receive any new grants of long-term incentive award or other cash or equity-based award following the date hereof, including, without limitation, any award under the Levi Strauss & Co. 2019 Equity Incentive Plan (the “Equity Plan”). Except as otherwise expressly set forth herein, the compensation payable pursuant to this Section 3 shall be the only cash compensation the Executive shall be eligible to receive during the Term; provided, however, that the Executive shall remain eligible for any compensation or benefits expressly provided under Section 7 and Exhibit A hereof.
4.Benefits During the Term. During the Term, the Executive (and eligible dependents) shall remain entitled to participate in applicable Company benefit plans available to similarly situated employees, subject to the terms of such plans.
5.Termination. Notwithstanding any other provision of this Agreement, during the Term, the Executive’s employment may be terminated (a) by the Company for Cause (as defined in the Plan), (b) by the Company due to the Executive’s Disability (as defined in the Plan), (c) automatically upon the Executive’s death (d) by the Executive for Good Reason (as defined below), or (e) by the Executive for any other reason (without Good Reason). The Company agrees it will not terminate Executive without Cause (but may, for the avoidance of doubt, require Executive to work remotely and or place the Executive on “garden leave” or otherwise limit the Executive’s duties hereunder) during the Term. Upon any termination, the Executive shall be entitled to the Accrued Amounts (as defined in Section 6). In the event of a termination due to the Executive’s death or Disability, or a resignation by the Executive for Good Reason
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prior to November 30, 2026, and not, for the avoidance of doubt, a termination for Cause or a voluntary resignation without Good Reason by the Executive, the Executive or his estate shall be eligible to receive the payments and benefits described in Section 7, subject, in each case, to the execution and non-revocation of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Second Release”) and continued compliance with the terms of this Agreement. In the event that the Executive’s employment is terminated by the Company for Cause, or the Executive resigns voluntarily without Good Reason, in each case prior to November 30, 2026, the Executive shall have no further right to receive any compensation, payments or benefits under this Agreement other than the Accrued Amounts.
(i)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (x) a material reduction of the Executive’s base salary or target annual bonus, in each case relative to those set forth in this Agreement; (y) the relocation of the Executive’s principal business location to an office more than fifty (50) miles from the principal place of business on the date hereof; provided, that requiring the Executive to work from his primary residence shall not constitute Good Reason under this clause (ii); or (z) a material breach by the Company of this Agreement. For each event described above, the Executive must notify the Company within ninety (90) days of the occurrence of the event, and the Company shall have thirty (30) days after receiving such notice in which to cure such event. If the Company fails to cure, the Executive’s voluntary termination shall not be considered to be for Good Reason unless the Executive voluntarily terminates employment not later than thirty (30) days after the expiration of the cure period.
6.Accrued Amounts. As of the date of termination of employment, regardless of the reason for such termination, the Company will provide the Executive with the following amounts: (a) the portion of the Advisory Fee, as applicable, earned through the Separation Date, but not yet paid to the Executive, (b) any accrued but unused vacation or paid time off to the extent required to be paid by applicable law or Company policy, and (c) any vested amount accrued and arising from the Executive’s participation in the Company’s tax-qualified retirement plans and other employee benefit plans in which the Executive participates, which amounts shall be payable in accordance with the terms and conditions of such plans and applicable law (collectively, the “Accrued Amounts”). Except for COBRA continuation coverage, the Executive’s group health benefits will end at the end of the month of the Separation Date. Whether or not the Executive signs this Agreement, the Executive may be eligible to continue receiving group health benefits pursuant to the federal COBRA law. The details of COBRA continuation will be provided with the Executive’s exit package.
7.Separation Benefits.
a.General Conditions. As consideration for the Executive’s execution of, non-revocation of, and compliance with the Executive’s waiver and release of claims in Section 8 of this Agreement, and subject to the Executive’s continued compliance with the terms of this Agreement, the Company agrees to provide the Executive with (i) the opportunity to earn the Advisory Fee consistent with the terms of this Agreement, and (ii) in the event that (x) the Executive serves as a Special Advisor in a manner materially consistent with the terms of this Agreement through November 30, 2026, or (y) the Executive’s employment is terminated by the Company without Cause, or due to the Executive’s death or Disability, prior to November 30, 2026, then contingent upon the Executive’s execution of, non-revocation of, and compliance with the Second Release within twenty-one (21) days following the Separation Date, and subject to the Executive’s continued compliance with the terms of this Agreement, the severance payments and benefits set forth below. The Parties agree and acknowledge that this Agreement and the payments and benefits provided hereunder are in lieu of, and not in addition to, payments
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and benefits to which the Executive may have otherwise been entitled to receive upon a termination of employment under the Plan or otherwise.
b.Cash Severance. The Executive shall receive cash severance in an aggregate amount equal to $3,000,000 (such amount, the “Cash Severance”). The Cash Severance shall commence on the first regularly-scheduled payroll date (not to exceed thirty (30) days) following the date on which the Second Release becomes effective and no longer subject to revocation and shall be payable in substantially equal installments in accordance with the Company’s ordinary course payroll practices for seventy-eight (78) weeks thereafter.
c.Group Health Benefits. If the Executive is eligible for and properly elects continued group medical coverage through COBRA, then LS&Co. will subsidize the cost of medical coverage under COBRA for seventy-eight (78) weeks (such period, the “COBRA Period”). The subsidy will reduce the COBRA continuation coverage cost so that the Executive will pay an amount in premiums equivalent to the dollar value of the contribution required for active employees, plus a two percent (2%) administrative fee. The LS&Co. subsidy, and the COBRA Period, will cease upon the Executive’s accepting other employment and becoming eligible for group medical benefits through another employer, whether or not the Executive elects to participate in such plan. There is no COBRA subsidy for dental, vision, or medical reimbursement account benefits. If LS&Co. determines that it cannot provide a COBRA subsidy without potentially violating applicable laws, LS&Co. will provide to the Executive a taxable monthly payment in an amount equal to the excess of the monthly COBRA premium that the Executive is required to pay to continue COBRA continuation coverage for the Executive and the Executive’s eligible dependents’ medical coverage over the premium for medical coverage that the Executive would be required to pay for such coverage if the Executive were participating in the medical plan as an active employee. This amount will be paid, net of tax withholding, with the first regularly-scheduled payroll period during each month of the COBRA Period.
d.Outplacement Benefits. The Executive will be able to participate in any outplacement counseling and job search benefits made available by the Company at the Separation Date for a period of time consistent with Section 3.2(b) of the Plan that will end no later than December 31 of the second year following the Separation Date.
e.Equity Awards. The Executive is retirement eligible for purposes of all outstanding and unvested awards under the Company’s Equity Plan. The Executive shall receive “Retirement” (as defined in the applicable award agreements) treatment with regards to all his equity (including the January 2026 grant, notwithstanding any provision to the contrary in the Plan or award agreements) following the Separation Date for all purposes of outstanding, unvested awards under the Equity Plan consistent with the terms and conditions of the Equity Plan and award agreements granted thereunder, as modified herein.
f.Annual Bonus Opportunity. The Executive shall remain eligible to earn an annual incentive award in respect of the Company’s fiscal year 2026 under the AIP under the terms of Section 3 above, subject to the Levi Strauss & Co. Amended and Restated Policy for Recoupment of Incentive Compensation, as amended from time to time, as well as any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. Notwithstanding any termination of the Executive’s employment by the Company without Cause or due to the Executive’s death or Disability prior to the payment date, the Executive shall remain eligible to earn and receive such fiscal year 2026 annual incentive award, subject to the terms of this Agreement.
g.Additional Advisory Fee. In the event the Executive’s employment with the Company terminates due to the Executive’s death or Disability, or by the Executive for Good Reason prior to November 30, 2026, the Company will pay an additional severance amount (the “Advisory Fee Severance”) equal to (i) the amount of Advisory Fee that the Executive would
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have received had he continued as Special Advisor through November 30, 2026, minus (ii) the amount of Advisory Fee that the Executive received while holding the position of Special Advisor prior to such termination. The Advisory Fee Severance shall be paid on the first regularly-scheduled payroll date (not to exceed thirty (30) days) following the date on which the Second Release becomes effective and no longer subject to revocation.
h.Supplemental Severance Benefits. The Executive will remain entitled to the following supplemental severance benefits in addition to the severance benefits described above, in all events on substantially similar terms as a current Company executive employee, except as set forth below, conditioned on material compliance with the terms of this Agreement:
(i) Executive Physical Program. The Executive and the Executive’s wife will remain eligible for the Company-paid Executive Physical Program through the end of calendar year 2027. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect for participating current Company executives from time to time.
(ii)AYCO Support. The Executive will remain eligible for the Company-paid AYCO support for financial benefits planning through the end of calendar year 2027. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect for participating current Company executives from time to time.
(iii)Executive Security Benefits. The Executive will receive Company-paid home security benefits through the earlier of (x) the end of calendar year 2027 and (y) the date on which the Executive is no longer residing substantially full-time at the Executive’s primary residence on the date hereof. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect for participating current Company executives from time to time.
(iv)Travel Assistance. The Executive will remain eligible to access the Company’s travel assistance program provided by American Express through the end of the calendar year 2027, provided, that, any costs incurred by accessing this program will be the Executive’s responsibility and charged to the Executive’s account. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect for participating current Company executives from time to time.
(v)Cyber Health. The Executive will remain eligible to access the Company’s Cyber Health program through the end of the calendar year 2027. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect for participating current Company executives from time to time.
(vi)Technology Devices. The Executive will be able to retain the Executive’s Company-issued cell phone, laptops, home printer, and iPad (collectively with an approximate total value of $2000) following the Separation Date; subject to the Company’s deletion, prior to the Separation Date, of all Company property from the technology devices.
(vii)Product Discounts. Notwithstanding the timing of the Executive’s Separation Date, the Executive’s separation from the Company will constitute a “retirement” for purposes of accessing discounts on Company products afforded retirees of the
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Company. Provision of this benefit will remain subject to the terms and conditions of the program as may be in effect from time to time.
The Executive and the Company agree that the payments and benefits described in this Section 7 are being provided in satisfaction of, and not in addition to, any severance payments or benefits the Executive may otherwise have been eligible to receive under the Offer Letter, the Plan or any other arrangement, except as expressly set forth in this Agreement. Any payments under this Agreement will be made less all applicable federal, state and local tax withholdings and deductions. For the avoidance of doubt, the payments and benefits described in this Section 7 do not include any amounts payable under the DCP, which shall be governed exclusively by the DCP and the Executive’s valid elections thereunder, and shall in no manner be impacted by this Agreement. For the avoidance of doubt, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, in each case prior to November 30, 2026, the Executive shall be entitled to receive the Accrued Amounts but shall not be entitled to any payments or benefits under Section 7 of this Agreement or under the Plan.
8.Initial Release. In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers and assigns (collectively, “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, partners and other affiliates, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to, the Executive’s hire, benefits, employment, transition to the Special Advisor role, termination or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement (collectively, “Released Claims”), including, but not limited to:
a.any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974 (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Occupational Safety and Health Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, the California Consumer Privacy Act, and the California Unruh Civil Rights Act, all including any amendments and their respective implementing regulations, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
b.any and all claims for compensation of any type whatsoever, including, but not limited to, claims for salary, wages, bonuses, commissions, incentive compensation, vacation and severance that may be legally waived and released;
c.any and all claims arising under tort, contract and quasi-contract law, including, but not limited to, claims of breach of an express or implied contract, claims regarding fraud or
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misrepresentation in the making of any express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and
d.any and all claims for monetary or equitable relief, including, but not limited to, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages and penalties.
As of the date hereof, the Company has no present intention of bringing any Released Claims against the Executive or his Releasors.
9.Initial Release Exclusions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Executive from exercising rights under applicable law (including without limitation the National Labor Relations Act) or from making reports of possible violations of law or regulation to, filing a charge with, or communicating with or responding to inquiries from the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state or governmental agency, commission or entity, in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of applicable law. Any such reporting shall not require notification to or prior approval by the Company. For the avoidance of doubt, this Agreement does not in any way restrict or impede the Executive from providing truthful testimony or responding truthfully to any question, inquiry, or request for information in connection with any investigation, subpoena, or other legal process, or otherwise in accordance with law. The foregoing shall not, however, authorize the disclosure of communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice, or that are protected by the attorney work product doctrine or similar privilege.
Further excluded from this release are any claims or rights the Executive may have:
a.for unemployment benefits under applicable law;
b.for workers’ compensation insurance benefits;
c.to continue participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;
d.to any benefit entitlements vested as of the Separation Date, pursuant to the written terms of any applicable employee benefit plan sponsored by the Company;
e.to enforce this Agreement and the Executive’s right to receive all separation-related benefits referenced or set forth in this Agreement;
f.to indemnification, a defense or to be held harmless to the maximum extent provided for: (a) under the by-laws or certificate of incorporation of the Company as of the date hereof, or any prior or current affiliates or (b) under any insurance policy now or previously in force, including, without limitation, under any director’s and officer’s, employment practices
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liability and/or errors and omissions insurance policies, in each case, as each may be in effect as of the date hereof (collectively, the Executive’s “Indemnification Rights”);
g.to enforce the terms of any currently outstanding incentive equity granted to Executive pursuant to the Equity Plan;
h.to challenge the validity of this release of claims under the ADEA;
i.arising after the date the Executive executes this Agreement; and
j.any exclusions found in the “State Law Exhibit for State Law Release Provisions” attached hereto as Exhibit B, which will apply to the Executive if the Executive resides in or last worked for the Company in one of the jurisdictions listed on such exhibit.
This Agreement does not waive any other claims or rights that cannot be waived as a matter of applicable law.
10.Confidential Information. The Executive hereby acknowledges that the Executive is bound by all confidentiality agreements that the Executive entered into with the Company or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference) (collectively, “Confidentiality Agreements”), that as a result of the Executive’s employment the Executive has had access to the Confidential Information (as defined in such agreement(s)), that the Executive will hold all such Confidential Information in strictest confidence and that the Executive may not make any use of such Confidential Information on behalf of the Executive or any third party. Nothing in this Agreement or in any such confidentiality agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized governmental agency, provided that such disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consistent with the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under federal or state trade secret law for disclosing a Company trade secret: (a) in confidence either directly or indirectly to an attorney, or any federal, state, or local government official, for the sole purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed under seal in either a lawsuit or other proceeding; or (c) to the Executive’s attorney(s) or in a lawsuit filed by the Executive alleging retaliation by the Company for reporting a suspected violation of law, so long as any document containing trade secrets is filed under seal and the Executive does not otherwise disclose the trade secrets except pursuant to court order. Any speeches, written work product or lectures regarding Executive’s professional experiences at the Company and any case studies, books, podcasts, speeches, articles and other media outlets related to the same shall remain subject in all respects to the Executive’s compliance with Section 10, the Confidentiality Agreements and Section 13.
11.Return of Company Property. Except as provided for in Section 7 above, on the Separation Date, the Executive shall return to LS&Co. all documents, notes, reports, plans, keys, computers, office equipment, security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, product information and other documents, copies of documents and property which were created, developed, generated or received by the Executive during employment or which are Company property, whether or not such items are confidential to LS&Co., unless the return of a particular item has been expressly excepted by the Company in writing.
12.Further Cooperation. During the Term and thereafter, the Executive shall reasonably cooperate with the Company and its affiliates in connection with any pending or future investigation, litigation, regulatory matter, transition matter or other matter in which the
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Company reasonably determines that the Executive has relevant knowledge or involvement, subject to the Executive’s rights under Sections 8 and 9. Following the Separation Date, the Company shall reimburse the Executive for reasonable and documented out-of-pocket expenses incurred in connection with such cooperation, provided that such expenses are approved in advance by the Company. For the period beginning on the date the Second Release becomes effective and ending on the date that is seventy-eight (78) weeks thereafter, the Executive shall not be entitled to any compensation for his time spent cooperating or preparing to cooperate. Thereafter, the Company shall compensate the Executive for time spent cooperating or preparing to cooperate at a rate of $500 per hour, to the extent approved in advance by the Company.
13.Non-Disparagement. The Executive agrees that he will not at any time, directly or indirectly, make or publish any statements or comments (whether or not true), either verbally or in writing, that could reasonably be expected to injure the reputation or goodwill of any Released Party or otherwise place any Released Party in a negative light. The Company agrees that it will not at any time make any official press releases or formal pronouncements, and the Company agrees to direct its executive officers and members of the Board of Directors of the Company as of the date hereof to not at any time, directly or indirectly, make or publish any statements or comments (whether or not true), either verbally or in writing, that could reasonably be expected to injure the reputation or goodwill of the Executive or otherwise place the Executive in a negative light. This Section 13 includes but is not limited to the writing or contribution to publications of a book, memoir, case study or similar reflection, internet communications, statements or comments to the media, to current or former Company employees, or other third parties, as well as postings on social media such as Facebook, X, Instagram and the like. To the extent the Executive intends to write or contribute to a book, memoir or case study about his time with the Company, the Executive will provide the Company with an opportunity to review such publication first and, for a period of ninety (90) days after the draft is submitted, the Company shall retain the right to review and approve how the Company and any Released Parties are portrayed therein prior to publication. If the Company does not provide any response to the Executive with respect to such draft during such ninety (90)-day review period, the draft, in the form submitted to the Company, shall be deemed approved by the Company for publication. This Section 13 is subject to and without waiving the rights specified in Section 9 above.
14.Other Restrictive Covenants. The Executive acknowledges and agrees that the Executive remains bound by all restrictive covenants, including without limitation non-competition, non-solicitation, non-interference, proprietary information and similar obligations to which the Executive is subject in favor of the Company or any of its affiliates, arising under any restrictive covenant agreement entered into with the Company or any of its affiliates, any restrictive covenant provisions contained in any equity award agreement, grant notice or other compensatory arrangement, or any other agreement, plan, policy or arrangement applicable to the Executive (collectively, the “Restrictive Covenant Agreements”). The Executive acknowledges and agrees that all obligations contained in the Restrictive Covenant Agreements shall remain in full force and effect in accordance with their terms. Nothing in this Agreement is intended to limit, waive, supersede or modify any of the Executive’s obligations under the Restrictive Covenant Agreements.
15.Additional Matters. The Company and Executive acknowledge and agree that the Executive currently serves on the Board of Directors of Sutter Health and Planet Fitness and that the Executive’s mere service in such roles during the Executive’s time as a Special Advisor does not violate any provision of this Agreement. During Executive’s service as Special Advisor, the Company will not restrict Executive’s ability to serve on additional Boards of Directors for
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non-competitive entities, subject to Executive’s adherence to his continued obligations to the Company as set forth herein.
16.Remedies. The Executive acknowledges and agrees that a material breach by the Executive of Section 10, Section 12 or Section 13, or any other restrictive covenant obligation to which the Executive is subject, may result in irreparable harm to the Company for which monetary damages alone may not be an adequate remedy. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to seek injunctive relief, specific performance and other equitable relief, in addition to any other rights or remedies available at law or in equity. In addition, if the Company believes the Executive breaches this Agreement or any enforceable restrictive covenant obligation owed to the Company or any of its affiliates, the Company shall provide the Executive with a period of not less than thirty (30) days to cure such breach (if curable) and if not cured the Company’s obligation to provide any unpaid payments or benefits under Section 7 shall immediately cease, subject to applicable law.
17.Re-Employment. If the Executive is re-employed by the Company or any of its affiliates after the Separation Date and while any payments or benefits under Section 7 remain unpaid or available, the Executive shall become ineligible for any unpaid or unprovided portion of such payments or benefits as of the date of such re-employment, to the extent provided under the Plan.
18.Non-Admission of Liability. This Agreement does not constitute and shall not be construed as an admission by the Executive, Company or any other Released Party of any liability, wrongdoing or violation of law. The Executive, Company and each other Released Party expressly deny any such liability, wrongdoing or violation.
19.Section 409A. Notwithstanding any other provision of this Agreement, payments and benefits provided under this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to comply with Section 409A and avoid any tax consequences thereunder, and this Agreement shall be interpreted and administered to the maximum extent possible in a manner consistent with such intent. The Company reserves the right in its sole discretion to further amend or modify this Agreement and the payments provided for herein to comply with regulations or other guidance promulgated by the Department of the Treasury under Code Section 409A and avoid tax consequences thereunder. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. To the extent required by Section 409A, any payments or benefits payable under this Agreement by reason of the Executive’s termination of employment shall be made only if such termination constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement or any other agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which the Executive is entitled under this Agreement or any other arrangement that is considered nonqualified deferred compensation under Section 409A payable as a result of the Executive’s separation from service shall be delayed to the extent required in order to avoid adverse tax consequences under Section 409A until the earlier of (a) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service with the Company or (b) the date of the Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any
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remaining payments due to the Executive under this Agreement or any arrangement shall be paid as otherwise provided herein or therein.
20.Dispute Resolution; Arbitration; Class Action Waiver.
a.Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other Party’s proprietary or Confidential Information, and to the extent permitted by applicable law, the Parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application of any of the terms, provisions or conditions of this Agreement. Any arbitration may be initiated by written demand to the other Party and shall be submitted to Judicial Arbitration and Mediation Services in San Francisco, California, for binding resolution under its applicable rules.
b.The Company and the Executive waive any right to bring a claim on behalf of persons other than themselves or to otherwise participate with other persons in any class, collective or representative action (the “Class Action Waiver”). The arbitrator shall not have authority to consolidate claims or consider individual claims collectively on any grounds. To the extent a court holds in a final judgment that the Class Action Waiver is unenforceable as to any particular claim or claims, the Class Action Waiver shall be enforced in arbitration on an individual basis as to all other claims, and the claim or claims to be litigated in court shall be stayed pending completion of the arbitration on the arbitrable claims. This Class Action Waiver shall not apply to California Private Attorneys General Act claims brought against the Company to the extent a class action waiver is not legally enforceable as to such claims.
c.The arbitrator shall hear and determine the controversy or dispute applying the substantive law specified in Section 22. The arbitrator’s decision shall be final, binding and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
21.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
22.Governing Law. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment by the Company shall be governed by and construed in accordance with federal law and, where applicable, the laws of California, without reference to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.
23.Attorneys’ Fees and Costs. Each of the Parties shall bear its own attorneys’ fees and costs incurred in connection with the negotiation, drafting, execution, and enforcement of this Agreement, and neither of the Parties shall be entitled to recover such fees or costs from the other provided, however, that the Company will pay for the Executive’s legal fees incurred in the
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negotiation and execution of this Agreement up to a maximum amount of approximately $60,000.
24.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
25.Counterparts. The Parties may execute this Agreement by electronic signatures, including by DocuSign, and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
26.Entire Agreement. Unless specifically provided, incorporated, modified or referenced herein, this Agreement contains all the understandings and representations between the Company and the Executive relating to the Executive’s transition, separation from employment and severance and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, regarding such subject matter, including the Offer Letter, except as expressly provided herein. Notwithstanding the foregoing or any other term in this Agreement or otherwise, Executive shall remain entitled to the Indemnification Rights. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
27.Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
***Signature page to follow ***
H. Singh

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date reflected below.
Levi Strauss & Co.
By: /s/ DAVID JEDRZEJEK
Name: David Jedrzejek
Title: Senior Vice President and General Counsel
Date: April 3, 2026
Harmit Singh
Signature: /s/ HARMIT SINGH             Date: April 3, 2026
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EXHIBIT A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the payments and benefits described in the Transition, Separation and Release of Claims Agreement (the “Separation Agreement”), dated as of April 3, 2026, by and between Harmit Singh (“I,” “me” or the “Executive”) and Levi Strauss & Co. (the “Company”).
Capitalized terms used but not defined in this Second Release (as defined below) have the meanings given to them in the Separation Agreement.
I freely and voluntarily agree to enter into and be bound by the terms and conditions of this Waiver and Release of Claims Agreement (this “Second Release”). I agree as follows:
1.Acknowledgement. I acknowledge that my employment with the Company terminated on the Separation Date. I further acknowledge that the Company delivered this Second Release to me on April 3, 2026. I further acknowledge that, but for my execution of this Second Release, I would not be entitled to receive the payments and benefits described in Section 7 of the Separation Agreement.
2.Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:
a.has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;
b.has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and that none of the payments set forth in this Second Release are related to sexual harassment or sexual abuse;
c.has received all salary, wages, commissions, bonuses, and other compensation which was due and payable to the Executive prior to the Separation Date;
d.has not sustained a work-related injury or occupational disease while in the employ of the Company; and
e.has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.
3.Release. The Released Claims in Section 8 of the Separation Agreement are advanced, ratified and confirmed by the Executive with respect to any claims, acts or omissions through and as of the date on which the Executive executes this Second Release. Further, in exchange for the consideration provided in Section 7 of the Separation Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, partners, and other affiliates, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive’s employment with the Company, including, but not limited to, any and all
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Released Claims related to the Executive’s employment with the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).
a.The Executive has been given a period of at least forty-five (45) days in which to consider the Company’s offer.
b.The Executive has a period of seven (7) days after the day the Executive signs this Second Release to revoke this Second Release. To revoke this Second Release, the Executive must deliver written notice of revocation by email to David Jedrzejek at djedrzejek@levi.com or to the then-serving General Counsel of the Company at such employee’s official company email address (the Company may designate a different email address by written notice to the Executive). A revocation is effective only if the email is received by the Company no later than 11:59 p.m. Eastern Time on the seventh (7th) day after the day the Executive signs this Second Release. This Second Release will become effective the day after the seven (7)-day revocation period has expired.
c.The Executive understands the terms of this Second Release and acknowledges that the Executive’s release and waiver of claims in this Second Release is knowing and voluntary.
d.The Executive’s release and waiver of rights or claims under the ADEA in this Second Release is being made in exchange for consideration in addition to anything of value to which the Executive was already entitled.
Nothing in this Second Release shall limit or restrict the Executive’s right under the ADEA to challenge the validity of the Executive’s ADEA release in a court of law. However, the Executive understands that the waiver and release contained in this paragraph still applies to the Executive’s claims under the ADEA and that the Executive has waived all claims under the ADEA as part of this Second Release. The Executive further understands that in any suit brought under the ADEA, the Executive would not be entitled to any damages or other relief unless the waiver in this paragraph is deemed to be invalid.
However, notwithstanding anything herein to the contrary, and in addition to the exclusions and preserved rights set forth in Section 9 of the Separation Agreement (which are incorporated herein mutatis mutandis), this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iii) any right under the Separation Agreement, including the Executive’s right to receive all separation-related benefits referenced or set forth therein; (iv) any right to indemnification, a defense or to be held harmless to the maximum extent provided for: (a) under the by-laws or certificate of incorporation of the Company as of the date hereof, or (b) under any insurance policy now or previously in force, including, without limitation, under any directors’ and officers’, employment practices liability and/or errors and omissions insurance policies, in each
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case, as each may be in effect as of the date hereof; or (v) any right to enforce the terms of any currently outstanding incentive equity granted to the Executive pursuant to the Equity Plan.
The Executive has read this Second Release in its entirety and understands all of its terms. By this Second Release, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before signing this Second Release. The Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Second Release including, without limitation, the waiver, release, and covenants contained in it. The Executive is signing this Second Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled.
***Signature page to follow ***
H. Singh

IN WITNESS WHEREOF, the Parties have executed this Second Release as of the date reflected below.
Levi Strauss & Co.
By:___________________________
Name:
Title:
Date:
Harmit Singh
Signature:_____________________________________ Date: __________________________
[Not to be executed prior to the Separation Date]
H. Singh

EXHIBIT B
STATE LAW EXHIBIT FOR STATE LAW RELEASE PROVISIONS
This State Law Exhibit for State Law Release Provisions is incorporated into and made part of the Transition, Separation and Release of Claims Agreement (the “Separation Agreement”), dated as of April 3, 2026, by and between Levi Strauss & Co. (the “Company”) and Harmit Singh (the “Executive”), and the Waiver and Release of Claims Agreement attached thereto as Exhibit A (the “Second Release”). If the Executive resided or last worked for the Company in any of the following states, the applicable state provisions below shall apply and are part of the Separation Agreement and the Second Release.

State	Release Provision
Alabama
In the event the Executive exercises any rights in the Separation Agreement’s Section 10 in a state proceeding in Alabama, he must notify the Company prior to disclosing to third parties information protected under the Alabama Non-Disparagement Obligations Act.

California
The Executive expressly waives the protection of Section 1542 of the California Civil Code, which states that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”. The Executive understands that, notwithstanding Section 8 of the Separation Agreement, nothing in the Separation Agreement or Second Release is intended to prevent, impede, or interfere with the Executive’s ability or right to testify in court under subpoena or court order regarding sexual harassment or criminal conduct by the Company or its agents or employees, or before a state legislature in those regards if the Executive’s testimony is requested in writing by the legislature. Nothing in the Separation Agreement or the Second Release prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful.

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Colorado
Nothing in the Separation Agreement, the Second Release, or Company policy limits the Executive’s rights to make truthful disclosures regarding (i) workplace health and safety practices or hazards related to a public health emergency, or (ii) alleged discriminatory or unfair employment practices or the underlying facts thereof.
Such disclosures by the Executive shall not constitute disparagement or otherwise violate any term of the Separation Agreement or the Second Release. Despite Section 10, nothing in that section or anything else in the Separation Agreement or the Second Release prevents the Executive from disclosing, without first notifying the Company, the fact or terms of the Separation Agreement or the Second Release to his immediate family members, religious advisors, medical or mental health providers, mental or behavioral health therapeutic support groups, spouse, legal counsel, financial advisors or tax preparers.

Hawaii
Nothing in the Separation Agreement or the Second Release prevents the Executive from dismissing or disclosing sexual harassment or sexual assault in the workplace, at work-related events, between employees, or between the Company and any employee.

Illinois
The Executive understands that, notwithstanding Section 13 of the Separation Agreement, nothing in the Separation Agreement or the Second Release prevents the Executive from making truthful statements or disclosures regarding allegedly unlawful employment practices.

Maine	Nothing in the Separation Agreement or the Second Release limits the Executive’s rights or ability to: (1) report and/or discuss alleged discrimination, harassment, or unlawful retaliation occurring in the workplace or at work related events; or (2) report conduct to a law enforcement agency.
Massachusetts	The Executive waives all claims and rights under the Massachusetts Payment of Wages Law and the Massachusetts Fair Employment Practices Act.
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Montana, North Dakota, South Dakota
The Executive gives up all rights and benefits under the laws of these states that otherwise limit the release of unknown claims, specifically Montana Code Annotated Section 28-1-1602, North Dakota Century Code Section 9-13-02, and South Dakota Codified Laws Section 20-7-11. Like California Section 1542, these laws provide that a general release does not extend to claims the releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the released party.

New Jersey	The Executive specifically waives all claims under the New Jersey Conscientious Employee Protection Act.
New York	Nothing in any part of the Separation Agreement or the Second Release limits the Executive’s right to file or disclose any facts necessary to receive Medicaid, or other public benefits to which he is entitled.
Oregon
Nothing in Section 13 of the Separation Agreement or anything else in the Separation Agreement or the Second Release limits the Executive’s rights to disclose conduct that constitutes employment discrimination, including sexual assault.

Washington
Nothing in Section 13 of the Separation Agreement or anything else in the Separation Agreement or the Second Release prevents the Executive from discussing or disclosing illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, sexual assault, or any violation of a clear mandate of work- related public policy.

West Virginia	The Executive waives all claims and rights under the West Virginia Human Rights Act. The toll free telephone number for the West Virginia Bar Association is 1-866-989-8227.

H. Singh